JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13D with respect to the Units consisting of Shares and Warrants of Osisko Development Corp. dated as of August 28, 2025 is, and any amendments thereto signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

DOUBLE ZERO CAPITAL, LP

By:	Brand Name GP LLC
Its:	General Partner

By:	/s/ Wen Hou
Name:	Wen Hou
Title:	Manager

BRAND NAME GP LLC

By:	/s/ Wen Hou
Its:	Manager

/s/ Wen Hou
WEN HOU